New Dragon Asia Corporation Provides Operational Update

SHENZHEN, China, February 21, 2008 - New Dragon Asia Corp. (AMEX: NWD) The Chairman of New Dragon Asia Corporation, Mr. Heng Jing Lu, today issued the following update.

New Dragon Asia's fundamental operations remain strong and we continue to grow our business. We have been working hard to maintain our solid performance and focus our efforts on the execution of our strategy. We believe that we will see steady sales growth from our traditional noodle and flour products in 2008. Our objectives for this fiscal year will be to focus on further development of our soybean business and export sales to generate higher margins.

To this end, we recently signed agreements with two new large soybean product customers, the first of which is Hunan Taizinai Group, the largest yogurt manufacturer in China and the second is Jilin Gold Wing Egg Co., Ltd. (Gold Wing).

New Dragon Asia has agreed to develop a soybean powder to be used specifically for a new soybean-based yogurt made by Hunan Tanzinai Group. After extensive testing, this high protein yogurt has begun distribution and has been well-received by the market. Based on our initial orders, we anticipate selling approximately 60 tons of soybean powder per month to this customer.

Jilin Gold Wing Egg Co produces whole egg powder. We worked with Gold Wing to incorporate our soybean protein powder into their product to enrich its protein content, and they have recently begun purchasing our soybean protein powder with an initial order of 20 tons.

Additionally, our existing relationships with our suppliers remain strong and our proximity to these suppliers enables us to keep raw material price increases to a minimum, resulting in lower cost increases for our customers. As a result, New Dragon Asia's business is only minimally sensitive to inflation.

Our shareholders' interests are of the highest priority to us. Therefore, in 2008 we anticipate an increase in our communications efforts to more frequently update the public of our progress as we achieve key strategic milestones. We appreciate your continued support and look forward to communicating with you during the course of the year.

About New Dragon Asia Corp.
New Dragon Asia Corp., a Florida corporation (AMEX: NWD), is headquartered in Shandong Province, China and is engaged in the milling, sale and distribution of flour and related products, including instant noodles and soybean-derived products, to retail and commercial customers. As the fourth largest instant noodle manufacturer in China, New Dragon Asia Corp. markets its well-established Long Feng brand through a network of more than 200 key distributors and 16 regional offices in 27 Chinese provinces with an aggregate production capacity of approximately 195,000 tons of flour and more than 1.1 billion packages of instant noodles per year. Instant noodles are also exported to a growing number of countries. For more information, visit the Company’s website at www.newdragonasia.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, its success with acquisitions, anticipated synergies, and overseas expansion. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as may be discussed in the Company's reports as periodically filed with the Securities and Exchange Commission.